Exhibit 99.1

Fresh Del Monte Produce Inc.

For more information, contact:
Christine Cannella
Assistant Vice President, Investor Relations tel: 305-520-8433 www.freshdelmonte.com

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces Third Quarter 2009 Financial Results

CORAL GABLES, Fla. – October 27, 2009 – Fresh Del Monte Produce Inc. (NYSE: FDP) today announced financial results for the third quarter ended September 25, 2009. Excluding asset impairment and other charges, (credits), net, the Company reported earnings per diluted share of $0.61 for the third quarter of 2009, compared with earnings per diluted share of $0.46 in the third quarter of 2008.

“We are pleased with the quarter’s strength of earnings, in what is seasonally a weaker quarter,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer at Fresh Del Monte Produce. “Our solid performance is characterized by our team’s ability to balance operational improvements and cost savings, while investing in our future. Although we anticipate weak global market conditions to continue in the near term, we are very optimistic about Fresh Del Monte’s future prospects. Our financial depth and flexibility are exceptionally sound.”

Net sales for the quarter were $766.2 million, compared with $832.9 million in the third quarter of 2008. Net sales increased in the Company’s banana business due to higher worldwide banana selling prices and strong global demand. These gains were more than offset by lower net sales in the Company’s other fresh produce, other products and services and prepared food businesses.

Gross profit for the quarter was $69.0 million, compared with gross profit of $79.0 million for the same period last year. The decline in gross profit was a direct result of expected lower volume and selling prices in the Company’s gold pineapple product line and higher fruit procurement costs in the Company’s banana business, partially offset by higher gross profit in the Company’s fresh-cut product line.

Excluding asset impairment and other charges, (credits), net, operating income for the quarter was $25.7 million, compared with $37.7 million for the same period last year, a result of the decrease in gross profit.

Net income for the quarter was $38.6 million, compared with $29.1 million in the third quarter of 2008, excluding asset impairment and other charges, (credits), net. The increase in net income reflects the effect of tax benefits, foreign exchange translation gains, and lower interest expense, partially offset by the decline in operating income.

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended
	September 25, 2009	September 26, 2008	September 25, 2009	September 26, 2008
Income Statement:
Net sales	$766.2	$832.9	$2,624.3	$2,700.0
Cost of products sold	697.2	753.9	2,363.4	2,422.4
Other charges (1)	—	—	17.1	2.1

Gross profit	69.0	79.0	243.8	275.5

Selling, general and administrative expenses	43.3	41.3	122.6	123.5
Asset impairment and other charges (credits), net (2)	10.0	(0.2)	11.5	16.0

Operating income	15.7	37.9	109.7	136.0

Interest expense, net	2.7	3.6	8.4	8.7
Other income (expense), net	3.4	(2.3)	2.5	12.0

Income before income taxes	16.4	32.0	103.8	139.3

Provision for (benefit from) income taxes	(12.8)	2.6	(13.8)	5.0

Net income	$29.2	$29.4	$117.6	$134.3

Less: Net income (loss) attributable to noncontrolling interests	0.6	0.1	1.9	(0.5)

Net income attributable to Fresh Del Monte Produce Inc.	$28.6	$29.3	$115.7	$134.8

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.45	$0.46	$1.82	$2.13

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.45	$0.46	$1.82	$2.12

Weighted average number of ordinary shares:

Basic	63,568,042	63,553,299	63,558,155	63,279,692

Diluted	63,682,513	63,695,040	63,629,854	63,609,428

Selected Income Statement Data:
Depreciation and amortization	$21.1	$21.4	$63.2	$62.3

Non-GAAP Measures:
Reported net income per share - Diluted	$0.45	$0.46	$1.82	$2.12
Other charges (1)	—	—	0.27	0.03
Asset impairment and other charges (credits), net (2)	0.16	—	0.18	0.25

Adjusted net income per share - Diluted (3)	$0.61	$0.46	$2.27	$2.40

Reported gross profit	$69.0	$79.0	$243.8	$275.5
Other charges (1)	—	—	$17.1	2.1

Adjusted gross profit (3)	$69.0	$79.0	$260.9	$277.6

(1) Other charges for the nine months ended September 25, 2009 relates to the second quarter write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil. Other charges for the nine months ended September 26, 2008 related to wages paid to idle workers and write-offs of packaging material inventory incurred in the second quarter as a result of extensive flood damage at our banana farms in Brazil.

(2) Asset impairment and other charges (credits), net, for the third quarter ended September 25, 2009 related principally to asset impairment charges resulting from our decision to discontinue pineapple planting in Brazil during the second quarter and our subsequent decision during the third quarter to not use certain property, plant and equipment as originally intended for other crop production. Also included in asset impairment and other charges were one-time termination benefits and contract termination costs resulting from the decision to discontinue our commercial cargo service in Europe, and the reversal of contract termination costs related to the closure of an under-utilized distribution center in the United Kingdom. Asset impairment and other charges, net, for the nine months ended September 25, 2009 related principally to asset impairment charges resulting from our decision to discontinue pineapple planting in Brazil and subsequent decision during the third quarter as explained above, one-time termination benefits and contract termination costs resulting from the decision to discontinue our commercial cargo service in Europe, an impairment charge of the Del Monte ® perpetual, royalty-free brand name license due to lower than expected volumes and pricing related to the U.K. beverage products, the reversals of contract termination costs related to the closure of an under-utilized distribution center in the United Kingdom and the previously announced closing of our Hawaii pineapple operations.

Asset impairment and other charges (credits), net for the third quarter and nine months ended September 28, 2008 related principally to the flood damage at our banana farms in Brazil and the closure of under-utilized distribution centers and a beverage production facility in the United Kingdom.

(3) Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Business Segment Data

(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 25, 2009				September 26, 2008

Segment Data:

	Net Sales		Gross Profit (Loss)		Net Sales		Gross Profit (Loss)
Banana	$350.9	46%	$14.0	20%	$332.7	40%	$23.7		30%
Other Fresh Produce	311.0	41%	44.0	64%	354.5	43%	45.3		57%
Prepared Food	85.5	11%	14.0	20%	102.4	12%	13.3		17%
Other Products and Services	18.8	2%	(3.0)	-4%	43.3	5%	(3.3)		-4%

Total	$766.2	100%	$69.0	100%	$832.9	100%	$79.0		100%

	Nine months ended
	September 25, 2009				September 26, 2008

Segment Data:

	Net Sales		Gross Profit (Loss)		Net Sales		Gross Profit
Banana	$1,125.5	43%	$105.0	43%	$1,054.3	39%	$95.4	(2)	35%
Other Fresh Produce	1,176.1	45%	98.9 (1)	41%	1,218.0	45%	139.4		50%
Prepared Food	248.0	9%	41.8	17%	318.8	12%	38.6		14%
Other Products and Services	74.7	3%	(1.9)	-1%	108.9	4%	2.1		1%

Total	$2,624.3	100%	$243.8	100%	$2,700.0	100%	$275.5		100%

	Quarter ended				Nine months ended
	September 25, 2009		September 26, 2008		September 25, 2009		September 26, 2008
Net Sales by Geographic Region:
North America	$357.3	47%	$397.8	48%	$1,270.7	48%	$1,251.9		46%
Europe	210.4	27%	234.9	28%	728.8	28%	834.2		31%
Asia	95.7	12%	88.5	11%	335.9	13%	306.1		11%
Middle East	88.7	12%	69.4	8%	222.6	8%	204.2		8%
Other	14.1	2%	42.3	5%	66.3	3%	103.6		4%

Total	$766.2	100%	$832.9	100%	$2,624.3	100%	$2,700.0		100%

(1) Other fresh produce gross profit for the nine months ended September 25, 2009 included charges of $17.1 million recorded during the second quarter of 2009 related to the write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil.

(2) Banana gross profit for the nine months ended September 26, 2008 included charges of $2.1 million recorded during the second quarter of 2008 related to wages paid to idle workers and write-offs of packaging material inventory incurred as a result of extensive flood damage at our banana farms in Brazil.

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(U.S. dollars in millions) - (Unaudited)

	Nine months ended
	September 25, 2009	September 26, 2008
Operating activities:
Net income	$117.6	$134.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63.2	62.3
Amortization of debt issuance costs	2.7	1.3
Asset impairment charges	12.5	12.6
Gain on sales of assets	(4.3)	(7.5)
Foreign currency translation adjustment	9.0	(4.9)
Other	(8.9)	7.1
Changes in operating assets and liabilities:
Receivables	67.7	43.0
Inventories	16.0	(20.3)
Other current assets	4.5	(9.1)
Accounts payable and accrued expenses	(25.9)	32.2
Other noncurrent assets and liabilities	15.8	(5.1)

Net cash provided by operating activities	269.9	245.9

Investing activities:
Capital expenditures	(63.2)	(72.3)
Proceeds from sales of assets	12.4	16.5
Purchase of subsidiaries, net of cash acquired	—	(414.1)

Net cash used in investing activities	(50.8)	(469.9)

Financing activities:
Net (payments) proceeds on long-term debt	(204.7)	207.5
Proceeds from stock options exercised	0.7	21.8
Contributions from noncontrolling interests	(3.7)	(4.6)

Net cash (used in) provided by financing activities	(207.7)	224.7

Effect of exchange rate changes on cash	(0.2)	(2.5)

Net increase (decrease) in cash and cash equivalents	11.2	(1.8)
Cash and cash equivalents, beginning	27.6	30.2

Cash and cash equivalents, ending	$38.8	$28.4

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in millions)

	September 25, 2009	December 26, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38.8	$27.6
Trade accounts receivable, net	298.2	348.0
Other accounts receivables, net	46.4	62.0
Inventories	441.2	459.8
Other current assets	49.8	77.2

Total current assets	874.4	974.6

Investment in and advances to unconsolidated companies	8.5	8.0
Property, plant and equipment, net	1,071.5	1,085.2
Goodwill	407.9	401.1
Other noncurrent assets	196.3	182.1

Total assets	$2,558.6	$2,651.0

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$342.7	$379.6
Current portion of long-term debt and capital lease obligations	5.4	358.0
Other current liabilities	32.1	36.8

Total current liabilities	380.2	774.4

Long-term debt and capital lease obligations	309.0	154.8
Other noncurrent liabilities	211.8	207.9

Total liabilities	901.0	1,137.1

Total Fresh Del Monte Produce Inc. shareholders’ equity	1,634.9	1,496.9
Noncontrolling interests	22.7	17.0

Total shareholders’ equity	1,657.6	1,513.9

Total liabilities and shareholders’ equity	$2,558.6	$2,651.0

Selected Balance Sheet Data:
Working capital	$494.2	$200.2
Total Debt	$314.4	$512.8

-more-

Fresh Del Monte Produce Inc.

Third Quarter 2009 Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 5% to $351.0 million during the quarter. The increase in net sales was primarily driven by higher sales in the Company’s Middle East, Europe and Asia-Pacific regions. Volume was in line with the prior year period. Worldwide pricing increased 4% to $13.75 per unit. These gains were partially offset by an 8% increase in unit costs, the result of higher fruit procurement costs. Gross profit decreased $9.6 million to $14.0 million.

Other Fresh Produce

Net sales for the quarter decreased 12% to $311.0 million. The decrease in net sales was primarily the result of lower sales in the Company’s gold pineapple, melon and tomato product lines. Volume decreased by 13%, the result of lower supply of gold pineapple and the Company’s planned reduction of domestic melons. Gross profit decreased $1.3 million to $44.0 million.

•

Gold pineapple – Net sales decreased 15% to $104.0 million. Volume decreased 8% for the quarter. The decline in volume was the result of the previously announced supply shortages associated with the temporary reduction in volume sourced from Costa Rica. Pricing decreased 8%, primarily due to consumer-price sensitivity. Unit cost increased 1%.

•

Melon – Net sales decreased 34% to $21.7 million. Volume was 39% lower than the prior year period. The decline in domestic melon volume was the result of the Company’s decision to reduce purchases from third-party growers in California. Pricing increased 8%, with unit cost 8% higher.

•	Fresh-cut – Net sales decreased 2% to $82.2 million. Volume was 4% lower. Pricing increased 2%, with an 8% decrease in unit cost.

•	Non-tropical – Net sales decreased 4% to $46.9 million. Volume increased 15%. Pricing was 16% lower. Unit cost decreased 21%.

•	Tomato – Net sales decreased 15% to $26.7 million. Volume decreased 10%. Pricing decreased 6%. Unit cost decreased 6%.

Prepared Food

Net sales decreased 17% to $85.5 million for the third quarter. The decline in net sales was largely attributable to challenging economic conditions and the negative impact of unfavorable exchange rates. Pricing increased by 3%, with a 1% decrease in unit cost. Gross profit for the quarter was $14.0 million, compared with $13.3 million in the third quarter of 2008.

Other Products and Services

Net sales decreased 57% to $18.8 million, compared to the prior year period, the result of lower commodity selling prices in the Company’s Argentine grain business. Gross profit was a loss, in line with the prior year period due to lower gross profit in the Company’s Argentine grain business, offset by lower expenses associated with the Company’s third-party shipping operations.

-more-

Fresh Del Monte Produce Inc.

Income Taxes

The income tax benefit recorded in the third quarter was $12.8 million. The benefit included two large changes in valuation allowances that netted to a tax benefit of $8.3 million.

Cash Flows for the Nine Months

Net cash provided by operating activities for the first nine months of 2009 was $269.9 million, compared with $245.9 million in the same period of 2008. The increase was primarily due to lower accounts receivable and inventory balances, offset by higher payments for accounts payable and accrued expenses.

Total Debt

Total debt decreased from $512.8 million at the end of 2008 to $314.4 million, a $198.4 million decrease.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous web cast at 11:00 a.m. Eastern Time today to discuss the third quarter 2009 results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect the Company’s sales, volume and results, including its ability to command premium prices for certain of the Company’s principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity and financing plans, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly as consumers become more price-conscious in the current economic environment, as well as anticipated price and expense levels, the impact of weather on crop quality and yields, the impact of prices for petroleum based products and the availability of sufficient labor during peak growing and harvesting seasons, (vi) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (vii) the impact of foreign currency fluctuations, (viii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (ix) the Company’s ability to successfully integrate acquisitions into its operations, (x) the timing and cost of resolution of pending legal and environmental proceedings, and (xi) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K/A for the year ended December 26, 2008 along with other reports that the Company has on file with the Securities and Exchange Commission.

# # #